UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2024

UNIVERSAL HEALTH REALTY INCOME TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-9321	23-6858580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Universal Corporate Center 367 South Gulph Road King of Prussia, Pennsylvania	19406
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 265-0688

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of beneficial interest, $0.01 par value	UHT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 30, 2024, Universal Health Realty Income Trust (the “Trust”) entered into a Second Amended and Restated Credit Agreement, among the Trust, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Fifth Third Bank, N.A., JPMorgan Chase Bank, N.A., PNC Bank, National Association, Truist Bank and U.S. Bank National Association, as Co-Documentation Agents, and Wells Fargo Securities, LLC and BOFA Securities, Inc., as Joint Lead Arrangers and Joint Bookrunners (the “New Credit Agreement”). The New Credit Agreement amends and restates the Trust’s Amended and Restated Credit Agreement, dated as of July 2, 2021, as previously amended on May 15 2023 (the “Existing Credit Agreement”), to (a) increase the aggregate commitments under the Existing Credit Agreement to an aggregate of $425,000,000 under the New Credit Agreement, comprised of a $300,000,000 revolving loan commitment and a $125,000,000 non-amortizing term loan, and (b) extend the maturity of the loans under the New Credit Agreement until September 30, 2028. The obligations of the Trust under the New Credit Agreement are guaranteed by most of the Trust’s direct and indirect subsidiaries and are secured by the equity interests held by the Trust in most of its direct and indirect subsidiaries.

Borrowings under the New Credit Agreement will bear interest annually at a rate equal to, at the Trust’s option, either SOFR (for one, three, or six months) or the Base Rate (as defined below), plus, in either case, a specified margin depending on the Trust’s ratio of debt to total capital, as determined by the formula set forth in the Credit Agreement. The applicable margin ranges from 1.10% to 1.35% for SOFR revolving loans and 0.10% to 0.35% for Base Rate revolving loans. The applicable margin ranges from 1.20% to 1.65% for SOFR term loans and 0.20% to 0.65% for Base Rate term loans. The initial applicable margin is 1.20% for SOFR revolving loans, 0.20% for Base Rate revolving loans, 1.35% for SOFR term loans and 0.35% for Base Rate term loans. The New Credit Agreement defines “Base Rate” as the greatest of (a) the Administrative Agent’s prime rate, (b) the federal funds effective rate plus 1/2 of 1% and (c) one month SOFR plus 1%. The Trust will also pay a quarterly facility fee ranging from 0.15% to 0.35% (depending on the Trust’s ratio of debt to asset value) on the revolving loan commitments.

The New Credit Agreement contains customary affirmative and negative covenants, including limitations on certain indebtedness, liens, acquisitions and other investments, fundamental changes, asset dispositions and dividends and other distributions. The New Credit Agreement also contains restrictive covenants regarding the Trust’s ratio of total debt to total assets, the fixed charge coverage ratio, the ratio of total secured debt to total asset value, the ratio of total unsecured debt to total unencumbered asset value, and minimum net worth, as well as customary events of default, the occurrence of which may trigger an acceleration of amounts outstanding under the New Credit Agreement.

The foregoing description of the New Credit Agreement is a summary and does not purport to be complete and is qualified in its entirety by reference to the full text of the New Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Report.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in “Item 1.01—Entry into a Material Definitive Agreement” is hereby incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

10.1	Second Amended and Restated Credit Agreement, dated as of September 30, 2024, among Universal Health Realty Income Trust, the Lenders Party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Fifth Third Bank, N.A., JPMorgan Chase Bank, N.A., PNC Bank, National Association, Truist Bank and U.S. Bank National Association, as Co-Documentation Agents, and Wells Fargo Securities, LLC and BOFA Securities, Inc., as Joint Lead Arrangers and Joint Bookrunners.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL HEALTH REALTY INCOME TRUST

Date: October 2, 2024

	By:	/s/ Charles F. Boyle
	Name:	Charles F. Boyle
	Title:	Vice President and Chief Financial Officer